Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (a) Registration Statement (Form S-8 No. 333-117363) of HomeBanc Corp. (and in the related Prospectus) pertaining to securities offered to employees under the Long-Term Incentive Plan, (b) Registration Statement (Form S-8 No. 333-124085) of HomeBanc Corp. (and in the related Prospectus) pertaining to securities offered to employees under the 401(k) Retirement Plan, (c) Registration Statement (Form S-8 No. 333-125228) of HomeBanc Corp. (and in the related Prospectus) pertaining to securities offered to employees under the Sales Equity Incentive Plan, (d) Registration Statement (Form S-3 No. 333-127955), as amended, of HomeBanc Corp. (and in the related Prospectus) pertaining to the shelf registration of up to $500,000,000 of certain securities of HomeBanc Corp., of our reports dated March 10, 2006, with respect to the consolidated financial statements of HomeBanc Corp. and subsidiaries, HomeBanc Corp. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HomeBanc Corp. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/S/ Ernst & Young

Atlanta, Georgia

March 10, 2006